Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	MICHAEL J. KOSS
JANUARY 11, 2007		(414) 964-5000

Koss Announces Second Quarter Results

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone company has announced its results for the second quarter ending December 31, 2006.  Sales for the second quarter were $12,222,584, compared with $15,435,597 for the same period one year ago.  Net income was $1,283,758, compared with $2,031,246 for the same three months, and diluted earnings per share were $0.34, compared to $0.53 for the three months in 2005.

“Our prior year’s second quarter set significant records that were tough to beat,” said Michael J. Koss, President and CEO.  “Last year, during the same reporting period, the Company set a new record for sales during the month of December which still stands as the single best sales month in our history.  This year was a different story.”

Koss went on to say that sales during the month of December were reduced by nearly half of the prior year.

“Domestic mass market sales were soft, and the Company experienced declines in superstores as well,” Koss said.  “We were also affected by the slow down in the automotive industry this year which accounted for approximately one-third of the volume reduction.”

Koss went on to explain that re-orders in December of 2006 were more typical than the previous record-setting December of 2005.

“Our performance through the month of November this year showed the Company running ahead of the prior year’s five months in both Net Sales and Net Income,” Koss said.  “December just didn’t have the positive month-end re-order strength of the prior year, and without the automobile production demand for new model rear seat entertainment products, our sales volume suffered as well.”

Michael Koss commented that sales to Europe had increased by 5% for the second quarter and was in contrast to the 127% gain that the Company had reported for Europe for the first quarter.

“This is the fourth consecutive year of solid growth in Europe,” Michael Koss said.  “Despite less dramatic sales gains in the second quarter ending in December, the first six months of this fiscal year has seen an increase in European shipments of 45%.”

On a year-to-date basis for the six-month period ending December 31, 2006, consolidated net sales stood at $25,547,683, compared with $27,385,438 during the same six-month period one year ago.  Net income for the six months was $2,977,438, compared to $3,472,464 for the same six months ending December 31, 2005.  Six month diluted earnings per share reached $0.79, compared with $0.92 for the same period one year ago.

Koss Corporation will pay a quarterly dividend of $0.13 cents on January 15, 2007 to shareholders of record on December 31, 2006.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three Months		Six Months
Period Ended December 31	2006	2005	2006	2005
Net sales	$12,222,584	$15,435,597	$25,547,683	$27,385,438
Cost of goods sold	7,812,019	9,397,027	15,541,574	16,671,989
Gross profit	4,410,565	6,038,570	10,006,109	10,713,449
Selling, general and administrative expense	2,421,909	2,849,784	5,354,710	5,297,401
Income from operations	1,988,656	3,188,786	4,651,399	5,416,048
Other income (expense)
Royalty income	81,249	100,307	162,498	201,918
Interest income	34,611	40,825	67,149	75,470
Interest expense	0	0	0	0
Income before income tax provision	2,104,516	3,329,918	4,881,046	5,693,436
Provision for income taxes	820,758	1,298,672	1,903,608	2,220,972
Net income	$1,283,758	$2,031,246	$2,977,438	$3,472,464
Earnings per common share:
Basic	$0.35	$0.55	$0.80	$0.93
Diluted	$0.34	$0.53	$0.79	$0.92
Dividends per common share	$0.13	$0.13	$0.26	$0.26

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